Exhibit 99.1


                                        COMPANY CONTACT:
                                        Rhonda F. Rhyne
                                        rrhyne@cardiodynamics.com
                                        (800)778-4825, Ext. 1013




               CardioDynamics Announces Significant ICG Study with
      Nearly Three Times the National Average Blood Pressure Control Rates
       at the American Society for Hypertension Annual Scientific Meeting

             Blood Pressure Control Doubled with ICG-Guided Therapy
                         On Over 76,000+ Patient Visits

SAN DIEGO, May 15 /PRNewswire-FirstCall/ -- CardioDynamics (Nasdaq: CDICD), the innovator and leader of Impedance Cardiography (ICG) technology and manufacturer of BioZ(R) noninvasive cardiac monitoring systems, today announced the presentation of a significant independent ICG clinical study at the Twenty-third Annual American Society for Hypertension (ASH) Scientific Meeting in New Orleans, Louisiana.

Study results were reported from a 65 physician primary care and cardiology group practice and demonstrated an impressive 102% improvement in blood pressure control rates, with control rates improving from 42% to 88%. Over 76,000 patient visits were included in the analysis.

Robert E. Matthews, Executive Director, PriMed Physicians, Dayton Ohio, stated, "Our physician group has set strategic goals to achieve nationally recognized levels of clinical and service quality, particularly chronic disease management including hypertension. We used a Six Sigma quality approach to develop a process for the treatment of patients diagnosed with hypertension and we incorporated the use of BioZ ICG to guide antihypertensive therapy selection in patients whose blood pressure was not at goal. Our analysis clearly and repeatedly showed that the use of ICG was a significant contributor to whether or not the patient achieved goal blood pressure and allowed us to achieve the highest known hypertension control rate of all group practices in the United States."

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Douglas Magenheim, M.D., M.B.A, Medical Director for PriMed, initially piloted use of the BioZ ICG and found that it significantly improved his ability to help achieve appropriate hypertension control. Based upon his experience, the group initially included BioZ ICG in the Hypertension quality process and measured whether, in fact, it would be an effective, value added step in changing outcomes.

Mark Couch, M.D., President, PriMed Physicians, stated, "According to JNC-7 national guidelines and several other studies, approximately 31% to 34% of patients who have the diagnosis of hypertension are actually achieving goal blood pressure. Our group's baseline, pre-intervention results demonstrated that 42% of our patients were at or better than the JNC-7 goal blood pressures. This rate, while better than the national average, left great room for improvement. We are extremely pleased with the 88% control rates we have achieved and the fact that we appear to lead the nation in managing this very highly important disease. Our internal Six Sigma studies have repeatedly confirmed that the use of ICG was a significant tool to assist our physicians and patients to achieve blood pressure goal. Conversely, the achievement of goal blood pressure was significantly impeded when this test was not used on hypertensive patients. Therefore, we have adopted a policy as a group that our physicians shall use the Hypertension Process, including ICG, when the patient's blood pressure is not at goal."

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Multiple classes of antihypertensive medications have been identified, and more than 100 medications are available for the treatment of high blood pressure. However, improved blood pressure control has remained an elusive target despite great public and physician awareness and a large armament of antihypertensive medications with proven benefit. The number of available drugs and co-morbidities creates difficult blood pressure management decisions, especially in the patient with long-standing hypertension. ICG has emerged as a valuable new tool for diagnostic and prognostic assessment in hypertensive patients to aid therapeutic decision making.

"These are impressive, real-world results, nearly three times the national average, across a 65-plus multi-specialty physician group practice," stated Michael K. Perry, CardioDynamics' Chief Executive Officer. "The medical community continues to validate ICG's usefulness in physicians' diagnosis and treatment as well as patient outcomes. We remain committed to partnering with the research community to incorporate ICG into the treatment guidelines and to significantly improve outcomes for the millions of patients with high blood pressure, heart failure and other forms of cardiovascular disease."

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About CardioDynamics

CardioDynamics (Nasdaq: CDICD), the ICG Company, is the innovator and leader of an important medical technology called impedance cardiography (ICG). The Company develops, manufactures and markets noninvasive ICG diagnostic and monitoring devices and markets proprietary ICG sensors. The Company's ICG Systems are being used by physicians around the world to help battle the number one killer of men and women -- cardiovascular disease. Partners include GE Healthcare, Philips Medical Systems and Mindray. For additional information, please refer to the company's Web site at http://www.cdic.com.

Forward-Looking (Safe Harbor) Statement

Except for historical and factual information contained herein, this press release contains forward-looking statements the accuracy of which is necessarily subject to uncertainties and risks including the Company's sole dependence on the BioZ product line, and various uncertainties characteristic of early growth companies, as well as other risks detailed in the Company's filings with the SEC, including its 2007 Form 10-K. The Company does not undertake to update the disclosures contained in this press release.